EXHIBIT 99.1

Talk America Reports Solid Second Quarter Earnings

RESTON, VIRGINIA – August 3, 2004 - Talk America (NASDAQ: TALK)

Continued Growth in Bundled Customer Base; Accelerating Network Build-Out

SECOND QUARTER HIGHLIGHTS
  Billed bundled lines of 672,000, up 52% over Q2 2003
  Net bundled adds of 49,000
  Launched Talk America branded internet services
  Total revenue of $114.9 million, up 23% over Q2 2003
  Bundled revenue of $99.1 million, up 46% over Q2 2003
  Net income of $8.5 million or $0.30 per share on a diluted basis
  Free cash flow of $15.8 million
  Cash balance exceeded total debt by $9.9 million
  Received J.D. Power and Associates Award for customer service
Talk America today announced second quarter 2004 net income of $8.5 million or $0.30 per share on a diluted basis, as compared to net income of $10.7 million or $0.37 per share on a diluted basis for the second quarter 2003.

(Note: See the schedules accompanying this news release and www.talkamerica.com for reconciliation to generally accepted accounting principles (GAAP) for the non-GAAP financial measures mentioned in this announcement and to download a copy of the investor presentation to be reviewed on today’s conference call.)

BUNDLED BUSINESS POSTS STRONG GROWTH
Net bundled line adds of 49,000 during the second quarter 2004 spurred top line revenue growth and contributed to a 23% increase in revenues over the second quarter 2003. Ed Meyercord, Chief Executive Officer and President of Talk America, commented “we continue to make significant investments to expand our marketing capabilities. In the second quarter, our efforts in direct mail, which delivered almost 25% of our gross adds, drove outstanding year over year growth.”

ENCOURAGING RESULTS FROM NETWORKING INITIATIVES
We are facilities based in the Southfield, Michigan colocation and have applications pending for a total of 18 colocations in the Detroit area. At the end of the second quarter, we had over 3,500 lines provisioned to our switch in Southfield and are targeting 20,000 lines on our network by year end 2004. Operating costs remain on par with UNE-P switching costs. In addition, broadband data services can be delivered to customers on our network at very competitive rates. Mr. Meyercord continued “We’ve made great strides in developing networking plans that will bring savings in upfront capital costs and the ability to economically deploy facilities in smaller markets than originally forecasted. We are pressing ahead with our network build-out plans and are increasing our capital expenditure forecast for the year to accommodate an accelerated facilities plan.”

SUCCESSFUL DIAL-UP INTERNET SERVICE LAUNCH
In June 2004, we began offering dial-up internet services to our existing customers. We offered a traditional dial-up at $9.95 per month and a turbo at 5x speed at $14.95 per month. We ended the quarter with over 3,000 customers on our internet service. We will commence marketing dial-up services to new customers in the third quarter 2004 and expect significant growth. In addition, we are on plan to begin an operational test of broadband service offering in the third quarter 2004.

CASH FLOW DIRECTED TO DEBT REDUCTION
During the second quarter 2004, total debt was reduced from $33.1 million to $20.5 million, with a cash position at quarter end of $30.4 million. In addition, on August 23, 2004 we will redeem an additional $13.5 million of debt, after which we will have $6.1 million of debt, primarily capital lease and vendor financing obligations. Cash flow from operations for the second quarter 2004 was $18.9 million, down from $20.5 million for the second quarter 2003. Capital expenditures (including capitalized software) for the second quarter 2004 were $3.1 million.

REGULATORY UPDATE
The FCC is expected to set forth interim rules that govern the manner in which we purchase services from the RBOCs. While the content of the final rules is not known, they will in all likelihood contain provisions that will cause our costs to increase over time. These cost increases will have a negative impact on our product pricing and our ability to add new customers.

FINANCIAL GUIDANCE
We are increasing our capital expenditure forecast for 2004 from $12 - $15 million to $20 - $25 million due to increased networking expenditures in the fourth quarter as we accelerate our build-out of facilities. Our operational and financial targets for the third quarter 2004 and the year ended 2004 are as follows:

2004

Metrics	Q3 2004	Current	Previous

Billed Bundled Lines	712k - 722k	775k - 800k	775k - 800k
Bundled Revenue	$102 - $105 mm	$405 -$415 mm	$400 -$415 mm
Long Distance Revenue	$13-$15 mm	$55-$60 mm	$50-$60 mm
Total Revenue	$115 - $120 mm	$460 -$475 mm	$450 -$475 mm
Net Income	$7 - $9 mm	$35-$37 mm	$35-$37 mm
Diluted EPS	$0.24 - $0.31	$1.18-$1.25	$1.18-$1.25

CONFERENCE CALL
Talk America management will host a conference call to discuss the second quarter 2004 operating results at 5:00 p.m. ET on Tuesday, August 3, 2004. The call can be accessed by dialing the following: US 888-793-1716, International, 646-862-1145. A replay of the call will be available through 7:00 p.m. ET on August 10, 2004 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21202053.

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About Talk America

Talk America offers a bundle of local and long distance phone services to residential and small business customers. We deliver value in the form of savings, simplicity and quality service to our customers. Talk America's business strategy is to build a bundled customer base and then to migrate customers to our own networking platform and deliver new services. For further information, visit us online at: www.talkamerica.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," and "targets". These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under our direct marketing channels and our various marketing partners, failure to manage the nonpayment of amounts due us from our customers from bundled and long distance services, attrition in the number of end users, failure or difficulties in managing our operations, including attracting and retaining qualified personnel, failure to be able to expand our active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Annual Report on Form 10-K for the year-ended December 31, 2003, filed March 12, 2004, as amended by our Form 10-K/A filed May 7, 2004, and any subsequent filings. We undertake no obligation to update our forward-looking statements.

--Financial Tables To Follow--

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Revenue	$114,881	$93,748	$224,202	$181,591

Costs and expenses:
Network and line costs, excluding depreciation and amortization (see below)	55,586	43,268	109,806	87,152
General and administrative expenses	15,891	12,549	31,053	25,428
Provision for doubtful accounts	4,905	2,895	8,326	5,117
Sales and marketing expenses	19,204	11,629	36,488	21,000
Depreciation and amortization	5,322	4,380	10,453	8,688

Total costs and expenses	100,908	74,721	196,126	147,385

Operating income	13,973	19,027	28,076	34,206
Other income (expense):
Interest income	42	186	143	295
Interest expense	(442)	(2,027)	(1,259)	(4,506)
Other income, net	--	314	--	2,465

Income before provision for income taxes	13,573	17,500	26,960	32,460
Provision for income taxes	5,025	6,825	10,056	12,659

Net income	$8,548	$10,675	$16,904	$19,801

Income per share – Basic:
Net income per share	$0.32	$0.41	$0.63	$0.75

Weighted average common shares outstanding	26,746	26,226	26,710	26,300

Income per share – Diluted:

Net income per share	$0.30	$0.37	$0.59	$0.69

Weighted average common and common equivalent shares outstanding	28,694	29,562	28,787	29,345

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	June 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$30,427	$35,242
Accounts receivable, trade (net of allowance for uncollectible accounts of $12,227 and $9,414 at June 30, 2004 and December 31, 2003, respectively)	48,109	40,321
Deferred income taxes	26,338	24,605
Prepaid expenses and other current assets	7,476	5,427

Total current assets	112,350	105,595

Property and equipment, net	66,016	68,069
Goodwill	19,503	19,503
Intangibles, net	3,244	4,666
Deferred income taxes	30,619	40,543
Other assets	8,264	7,547

	$239,996	$245,923

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,039	$35,296
Sales, use and excise taxes	14,926	14,551
Deferred revenue	14,516	10,873
Current portion of long-term debt	17,554	16,806
Accrued compensation	4,941	9,888
Other current liabilities	4,188	7,027

Total current liabilities	99,164	94,441

Long-term debt	2,985	31,791

Deferred income taxes	19,840	19,904

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 26,966,743 and 26,662,952 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	283	280
Additional paid-in capital	356,160	354,847
Accumulated deficit	(233,436)	(250,340)
Treasury stock - $.01 par value, 1,315,789 shares at June 30,2004 and December 31, 2003, respectively	(5,000)	(5,000)

Total stockholders' equity	118,007	99,787

	$239,996	$245,923

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,

	2004	2003

Cash flows from operating activities:
Net income	$16,904	$19,801
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	8,326	5,117
Depreciation and amortization	10,453	8,687
Loss on sale and retirement of assets	--	16
Non-cash compensation	9	--
Non-cash interest and amortization of accrued interest liabilities	(130)	(131)
Gain from extinguishment of debt	--	(2,471)
Deferred income taxes	8,884	11,647
Changes in assets and liabilities:
Accounts receivable, trade	(16,114)	(11,180)
Prepaid expenses and other current assets	(1,488)	(551)
Other assets	(24)	1,435
Accounts payable	7,743	2,321
Sales, use and excise taxes	375	1,354
Deferred revenue	3,643	2,227
Accrued compensation	(4,947)	(1,345)
Other current liabilities	(2,839)	(1,843)

Net cash provided by operating activities	30,795	35,084

Cash flows from investing activities:
Capital expenditures	(3,339)	(4,217)
Capitalized software development costs	(1,787)	(1,388)

Net cash used in investing activities	(5,126)	(5,605)

Cash flows from financing activities:
Payments of borrowings	(30,362)	(32,676)
Payments of capital lease obligations	(672)	(31)
Proceeds from exercise of options	550	498
Purchase of treasury stock	--	(5,000)

Net cash used in financing activities	(30,484)	(37,209)

Net decrease in cash and cash equivalents	(4,815)	(7,730)
Cash and cash equivalents, beginning of period	35,242	33,588

Cash and cash equivalents, end of period	$30,427	$25,858

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TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS

Non-GAAP Financial Measures:

The non-GAAP financial measures that we use in this news release are listed below. We have included, in the schedules accompanying this news release, reconciliations of all non-GAAP financial measures in the news release to the most directly comparable GAAP measures in our financial statements.

Free Cash Flow is defined as cash from operating activities, less capital expenditures and capitalized software development costs.

Free Cash Flow
($ in thousands)
	2Q04	2Q03

Cash from Operations	$18,923	$20,475
Less: Capital Expenditures	(2,119)	(1,526)
Less: Capitalized Software	(976)	(725)

Free Cash Flow	$15,828	$18,224

SOURCE: Talk America Holdings, Inc.

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Contact Info:
Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com

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